RANDGOLD
Randgold & Exploration Company Limited
(Incorporated in the Republic of South Africa)
(Registration Number 1992/005642/06)
Share code: RNG    ISIN: ZAE000008819
Nasdaq trading symbol: RANGY
("Randgold")

ACQUISITION OF VARIOUS STRATEGIC PROSPECTING LICENSES, MINING LICENSES, AND
MINING ASSETS IN ANGOLA

Shareholders are advised that Randgold has acquired the following alluvial diamond prospecting and mining licenses, together with mining equipment and assets in Angola ("the acquisitions") with effect from Wednesday, 23 June 2004
("the effective date"):

- The Koketso Angola Joint Venture ("Koketso") - a 24% interest in the Luxinge alluvial diamond mining license situated in the Lunda Norte province of Angola from Koketso for the issue of 1 319 000 Randgold ordinary shares at R18,50 per share; and

- Masupatsela Angola Mining Ventures (Pty) Ltd ("Masupatsela") - a 20% interest in the Dando Kwanza alluvial diamond prospecting concession situated in the BIE province of central Angola from Masupatsela for the issue of 1 492 000 Randgold ordinary shares at R18,50 per share; and

- Quantum African Mining (Pty) Ltd ("Quantum") - a 20% interest in the Somba Sul alluvial diamond prospecting concession situated in the Lunda Sul province of
Angola from Quantum for the issue of 1 373 000 Randgold ordinary shares at
R18,50 per share; and

- Trans Benguela Logistics (Pty) Ltd ("Benguela") - purchase of mining equipment and assets ("the assets") from Benguela for the issue of 1 506 000 Randgold ordinary shares at R18,50 per share.

In terms of the acquisitions Randgold will issue a total of 5 690 000 ordinary shares to the entities referred to above, at R18,50 per share, for a total of
R105 265 000, which will be listed on the JSE Securities Exchange South Africa
("the JSE") on the effective date.

Following the cessation of civil war and the returning of peace and stability to
Angola in 2002, the Angolan diamond mining industry is currently experiencing high growth and investment. Angola is already a large producer of rough diamonds in the world and has extensive diamond resources, principally in the North
Eastern and central parts of the country.

The acquisitions are consistent with Randgold's strategy of acquiring quality and strategic assets in the mining resource sector, in pursuit of its stated
mission of being a leader in the development of mineral resources on the African continent. Randgold has been active in evaluating and finalising prospecting and development of appropriate diamond, gold and base metal projects in Angola, together with Angolan and South African empowerment partners. The alluvial properties acquired in terms of the acquisitions, will produce cash flows in the short term, and additional investments in alluvial and kimberlite properties are envisaged in the future.

The acquisitions are unconditional and in total are classified as a category 3 transaction in accordance with the JSE Listings Requirements ("the
Requirements"). Randgold has confirmed that the entities are not related parties in terms of the Requirements. The pro forma financial effects of the acquisitions on Randgold are presented below for illustrative purposes only, based on the audited financial statements of Randgold for the year ended 31
December 2003 and on the assumption that for balance sheet purposes the acquisitions were effective on 31 December 2003, and that for income statement purposes, the acquisitions were effective for the year then ended:

                                          Before(1)    After(2)      Change
                                                                          %
Net asset value and tangible asset
value per share (cents)                       1 848       1 721       (7,4)
Earnings per share (cents)                      367         333      (10,2)
Headline loss per share (cents)                (12)        (11)       (9,1)
Number of shares in issue                55 280 785  60 970 785         9,3

Notes:

(1) Extracted from the audited financial statements of Randgold for the year ended 31 December 2003.

(2) For balance sheet purposes, the total purchase consideration has been attributed to the prospecting, mining licenses and mining assets of the entities. For income statement purposes and pending completion of the start-up programme, the entities will not be income producing and the acquisitions will thus be earnings dilutionary. On reaching full production, the acquisitions should enhance Randgold's earnings per share.

Johannesburg
21 June 2004

Corporate adviser
Newfound

Legal adviser
Tabacks

Lead sponsor
Sasfin
Corporate Finance
A division of Sasfin Bank Limited

Joint sponsor
HSBC